Kunekt Moves Headquarters to Hong Kong to Capitalize on Rapid Growth of Mobile Phone and Mobile Device Sales in China and India

HONG KONG, January 21, 2011 – Mark Bruk, president of Kunekt Corporation (OTCBB: KNKT), creator of the Kunekt global brand of affordably priced, quality mobile devices, primarily smartphones and tablets, reported today that the company has moved its headquarters to Hong Kong from the United States. The company has made this move to take advantage of the enormous growth opportunities for sales of mobile devices, specifically smartphones and tablets, in China and India.

Bruk said that its new headquarters location in Hong Kong positions Kunekt at the gateway of its biggest market opportunity, China. "In the next few years, both the largest number of new mobile phone users and the largest number of new purchases of mobile devices will be in China and India, dwarfing sales in every other country in the world," he said.

Kunekt expects to start selling in China next month and in India and other targeted emerging market economies soon thereafter. "We have relationships in China and India that we expect will enable us to hit the ground running," Bruk said, "a critical factor in entering these highly desirable markets."

"We are in the infancy of a revolution in communications and everyone in the world wants a smartphone, but most people can't afford one," he said. "We intend to fill this void by becoming a global brand that consumers can trust will deliver quality products and service at an affordable price."

Though Kunekt will now be headquartered in Hong Kong, as a U.S. Securities and Exchange Commission-registered company that is publicly traded, this move will in no way affect Kunekt's responsibility to its shareholders, according to Bruk. The company will continue to file all SEC-required documents and will comply with all reporting requirements; and its financial statements will continue to be prepared according to U.S. Generally Accepted Accounting Principles.

About Kunekt

Kunekt Corporation is a U.S. publicly traded company focused on designing, building and marketing mobile phones as well as smartphones and tablets powered by Google's Android mobile operating system. The company's mission is to build a globally recognized brand in the mobile device market and deliver smartphones and tablets at prices that are a fraction of the industry leaders.

The company is listed on the OTC Bulletin Board under the symbol KNKT. For more information about Kunekt and to sign up for email updates, visit www.kunekt.com, and follow the company on Twitter and Facebook.

Public Relations/Media
Richard Stern
Stern & Co.
Telephone: +1-212-888-0044
Email: pr@kunekt.com

Investor Relations
Andrew J. Barwicki
Barwicki Investor Relations Inc.
Telephone: +1-877-4-KUNEKT (+1-877-458-6358)
Email: ir@kunekt.com

Digital Strategies
ProActive Capital Resources Group LLC
Telephone: +1-212-828-7373
Email: ds@kunekt.com

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, such as the following: (1) that Kunekt will become a globally-recognized brand in the mobile device market; (2) that in the next few years, both the largest number of new mobile phone users and the largest number of new purchases of mobile devices will be in China and India; (3) that there are enormous growth opportunities for sales of mobile devices, specifically smartphones and tablets, in China and India; (4) that Kunekt will be able to capitalize on this growth; (5) that Kunekt will be able to manufacture, market and/or deliver mobile phones, smartphones and tablets at a fraction of the price or industry leaders; and (6) that the company will continue to file all SEC-required documents and will comply with all reporting requirements. It is important to note that actual outcomes and Kunekt's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the ability of Kunekt to design, manufacture and market mobile phones, smartphones and/or tablets at all and at a price less than the industry leaders; (2) Kunekt's ability to remain competitive as other parties develop and release competitive products; (3) Kunekt's ability to engage reliable companies to manufacture mobile phones, smartphones and tablets; (4) the ability of Kunekt to establish a recognized and/or global brand for its mobile phones, smartphones and tablets; (5) the success by Kunekt of the sales of its current and new products; (6) the impact of technology changes on Kunekt's products and on the industry; (7) general economic conditions as they affect Kunekt and its current and prospective customers, including a continued downturn in general economic conditions internationally; (8) the ability of Kunekt to control costs operating, general administrative and other expenses; and (9) insufficient investor interest in Kunekt's securities which may impact on its ability to raise additional financing as required.

Readers should also refer to the risk disclosures outlined in Kunekt's quarterly reports on Form 10-Q, annual reports on Form 10-K and Kunekt's other disclosure documents filed from time-to-time with the SEC at www.sec.gov and available on Kunekt's investor relations website at www.kunekt.com. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended October 31, 2010, which we expect to file with the SEC in January 2011.

All information provided in this release is as of January 21, 2011, and Kunekt Corporation undertakes no duty to update this information.